Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX and Cutera Close Acquisition of

IRIDEX’ Aesthetic Business Unit

MOUNTAIN VIEW, Calif., Feb. 3, 2012 — IRIDEX Corporation (NASDAQ: IRIX) today announced that IRIDEX and Cutera, Inc. (NASDAQ: CUTR) have closed their previously announced purchase agreement for Cutera to acquire IRIDEX’ aesthetic business for approximately $5.1 million.

Dominik Beck, Ph.D., president and chief executive officer of IRIDEX, said, “The energies and resources of the entire organization can now be focused on the substantial and growing ophthalmology opportunity that is core to IRIDEX’ past and future successes. We intend on using that focus and all of our resources to drive growth in our core markets, where we enjoy brand leadership, by acquiring and developing additional consumable devices for use in the surgical setting and accelerating the adoption of MicroPulseTM technology – a new paradigm in the treatment of retinal diseases.”

The parties also entered into an agreement for IRIDEX to supply Cutera with transitional product and service support for a time period not disclosed.

About IRIDEX Corporation

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit our website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s plans to focus on new products and increase revenues. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in IRIDEX’ Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contacts:

Jim Mackaness

Chief Financial Officer of IRIDEX Corporation

+1-650-940-4700

IRIDEX Investor Relations

Matt Clawson of Allen & Caron

+1-949-474-4300,

matt@allencaron.com